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                                                                   EXHIBIT 23(b)


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Worthington Industries, Inc.



We consent to the incorporation by reference in Registration Statement (Form S-8 No. 33-57981) pertaining to the Worthington Industries, Inc. Deferred Profit Sharing Plan; (Form S-3 No. 33-46470 and Form S-3 No. 333-48627) pertaining to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; (Form S-8 No. 33-38486) pertaining to the Worthington Industries, Inc. 1990 Stock Option Plan; (Form S-8 No. 333-18099) pertaining to the Worthington Steel Company (Malvern) Union Retirement Savings Plan; (Form S-8 No. 333-42849) pertaining to the Worthington Industries, Inc. 1997 Long-Term Incentive Plan; and (Form S-8 No. 333-52628) pertaining to the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors of Worthington Industries, Inc. of our report dated June 18, 2002, with respect to the consolidated balance sheets of Worthington Industries, Inc. and subsidiaries as of May 31, 2002, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the May 31, 2002, Annual Report on Form 10-K of Worthington Industries, Inc. and subsidiaries.






/s/ KPMG LLP



Columbus, Ohio

August 20, 2002